THIS WARRANT AND THE UNITS PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH WARRANTS AND UNITS MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE MEMBERSHIP UNITS OF
VYCOR MEDICAL, LLC
(BRIDGE LOAN)

Dated as of 12/15, 2006

HOLDER: Fountainhead Capital Partners Limited
NUMBER OF UNITS: 50.22

THIS CERTIFIES THAT, for good and valuable consideration, the above referenced holder (" Holder "), or its registered assigns, is entitled to subscribe for and purchase from VYCOR MEDICAL, LLC (the " Company "), at any time commencing on the date of this Warrant (the " Warrant ") and ending at the close of business five (5) years from the date of issuance, 50.22 fully-paid and non-assessable membership units of Vycor Medical, LLC at exercise price of US$7,965.00 per unit (the " Warrant Exercise Price "), subject to the adjustment provisions of Sections 5, 6 and 11 of this Warrant.

This Warrant is issued in connection with a transaction between the Holder and the Company as more fully described in that certain Bridge Loan Agreement of even date herewith ("Bridge Loan Agreement"). The Units which may be acquired upon exercise of this Warrant are referred to herein as the " Warrant Units ." As used herein, the term " Holder " includes any party who acquires all or a part of this Warrant as a permitted transferee of Holder; the term "Unit" means and includes the Company's presently authorized membership units.

This Warrant is subject to the following provisions, terms and conditions:

1. Exercise; Transferability; Vesting.

(a) The rights represented by this Warrant may be exercised by the Holder hereof, in whole or in part, by written notice of exercise (in the form attached hereto) delivered to the Company at the principal office of the Company at any time after the original issue date of this Warrant and prior to the expiration of this Warrant and accompanied or preceded by the surrender of this Warrant along with payment of the Warrant Exercise Price for such Units (i) in cash, by check or by wire transfer of federal funds, (ii) only to the extent permitted by the Company, in its sole and absolute discretion, on a cashless basis in exchange for other securities of the Company, or (iii) by a combination of the methods specified in clauses (a) and (b). Notwithstanding the foregoing, the Company, in its sole discretion, may extend and maintain, or arrange for the extension and maintenance of credit to the Holder to finance payment of the purchase price on such terms as may be approved by the Board of Directors of the Company in accordance with applicable law.

(b) This Warrant may not be sold, transferred, assigned, hypothecated or divided except as provided in Section 9 hereof.

2.   Exchange and Replacement. Subject to Sections 1 and 9 hereof, this Warrant is exchangeable upon the surrender hereof by the Holder to the Company at its office for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of Warrant Units purchasable hereunder, each of such new Warrants to represent the right to purchase such number of Warrant Units (not to exceed the aggregate total number purchasable hereunder) as shall be designated by the Holder at the time of such surrender. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant; provided, however, that if Holder shall be such Holder, an agreement of indemnity by such Holder in customary form shall be sufficient for all purposes of this Section 2. This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange or replacement. The Company shall pay all expenses, taxes (other than stock transfer taxes), and other charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 2.

3.   Issuance of the Warrant Units.

(a)   The Company agrees that the Warrant Units shall be and will be deemed to be issued to the Holder as of the close of business on the date on which this Warrant shall have been surrendered and the payment made for such Warrant Units as provided herein. Subject to the provisions of the next section, certificates for the Warrant Units so purchased shall be delivered to the Holder within a reasonable time after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the right to purchase the number of Warrant Units, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder within such time.

(b)   Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificate for Warrant Units upon exercise of this Warrant except in accordance with exemptions from the applicable securities registration requirements or registrations under applicable securities laws. Nothing herein, however, shall obligate the Company to effect registrations under federal or state securities laws. If registrations are not in effect and if exemptions are not available when the Holder seeks to exercise the Warrant, the Warrant exercise period will be extended, if need be, to prevent the Warrant from expiring, until such time as either registrations become effective or exemptions are available, and the Warrant shall then remain exercisable for a period of at least 90 calendar days from the date the Company delivers to the Holder written notice of the availability of any registrations or exemptions. The Holder agrees to execute such documents and make such representations, warranties and agreements as maybe required solely to comply with the exemptions relied upon by the Company, or any registrations made, for the issuance of the Warrant Units.

4.   Covenants of the Company. The Company covenants and agrees that all Warrant Units will, upon issuance, be duly authorized and issued, fully paid, nonassessable, and free from all taxes, liens, and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issue or transfer upon exercise of the purchase rights evidenced by this Warrant a sufficient number of Units to provide for the exercise of the rights represented by this Warrant.

5.   Restrictions on Issuance and Transfer of Units. Units acquired pursuant to the exercise of this Warrant which are not registered under the Securities Act of 1933, as amended (the "Act"), shall be subject to restrictions on transfer and as required by applicable state and/or federal securities laws. Any unregistered Units acquired by exercise of this Warrant shall bear a legend referring to the restrictions and limitations of this Section. The Company may impose stop transfer instructions to implement such restrictions and limitations.

6.   Anti-dilution Adjustments. The number of Warrant Units purchasable upon the exercise of this Warrant and the Warrant Exercise Price shall be subject to adjustment as follows:

(a) In case the Company shall (i) pay a dividend or make a distribution on its Units or other securities, (ii) subdivide its outstanding Units into a greater number of Units, (iii) combine its outstanding Units into a smaller number of Units or (iv) issue, by reclassification of its Units or other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the number of Warrant Units purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Units and other securities of the Company which such holder would have owned or would have been entitled to receive immediately after the happening of any of the events described above, had the Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subsection 6(a) shall become effective immediately after the effective date of such event.

(b)   In case the Company shall issue rights, options, warrants or convertible securities to holders of its Units, without any charge to such holders, containing the right to subscribe for or purchase Units, the number of Warrant Units thereafter purchasable upon the exercise of this Warrant shall be determined by multiplying the number of Warrant Units theretofore purchasable upon exercise of this Warrant by a fraction, of which the numerator shall be the number of Units outstanding immediately prior to the issuance of such rights, options, warrants or convertible securities plus the number of additional Units offered for subscription or purchase, and of which the denominator shall be the number of Units outstanding immediately prior to the issuance of such rights, options, warrants or convertible securities. Such adjustment shall be made whenever such rights, options, warrants or convertible securities are issued, and shall become effective immediately upon issuance of such rights, options, warrants or convertible securities. In the event of such adjustment, corresponding adjustments shall be made to the Warrant Exercise Price.

(c)   In   case the Company shall distribute to holders of its Units evidences of its indebtedness or assets (excluding cash dividends or distributions out of current earnings made in the ordinary course of business consistent with past practices), then in each case the number of Warrant Units thereafter purchasable upon the exercise of this Warrant shall be determined by multiplying the number of Warrant Units theretofore purchasable upon exercise of this Warrant by a fraction, of which the numerator shall be the then Market Price (as defined below) on the date of such distribution, and of which the denominator shall be such Market Price on such date minus the then fair value (determined as provided in subsection 6(e) below) of the portion of the assets or evidences of indebtedness so distributed applicable to one Unit. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution. In the event of any such adjustment, the number of Units subject to the Warrant shall also be adjusted and shall be that number determined by multiplying the number of Units issuable upon exercise before the adjustment by a fraction, the numerator of which shall be the Warrant Exercise Price in effect immediately before the adjustment and the denominator of which shall be the Warrant Exercise Price as so adjusted.

(d)   Whenever the number of Warrant Units purchasable upon the exercise of this Warrant is adjusted as provided in this Section 6, the Warrant Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Warrant Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Units purchasable upon the exercise of this Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Units purchasable immediately thereafter.

(e)   For the purpose of this Section 6, the term " Unit " shall mean (i) the securities designated as the Units of the Company at the date of this Agreement or (ii) any other class of securities resulting from successive changes or reclassifications of such Units. In the event that at any time, as a result of an adjustment made pursuant to this Section 6, a Warrantholder shall become entitled to purchase any securities of the Company other than Units, (i) if the Warrantholder's right to purchase is on any other basis than that available to all holders of the Company's Units, the Company shall obtain an opinion of a reputable investment banking firm valuing such other securities and (ii) thereafter the number of such other securities so purchasable upon exercise of a Warrant and the Warrant Exercise Price of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Units contained in this Section 6.

(f)   Upon the expiration of any rights, options, warrants or conversion privileges, if such shall not have been exercised, the number of Warrant Units purchasable upon exercise of a Warrant and the Warrant Exercise Price, to the extent a Warrant has not then been exercised, shall, upon such expiration, be readjusted and shall thereafter be such number and such price as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (A) the fact that the only Units issued in respect of such rights, options, warrants or conversion privileges were the Units, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion privileges, and (B) the fact that such Units, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion privileges whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing the numbers of Warrant Units purchasable upon exercise of a Warrant or increasing the Warrant Exercise Price by an amount in excess of the amount of the adjustment made in respect of the issuance, sale or grant of such rights, options, warrants or conversion privileges.

(g)   Upon any adjustment of the Warrant Exercise Price and the number of Warrant Units subject to this Warrant, then and in each such case, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder as shown on the books of the Company, which notice shall state the Warrant Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Units purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

7. Merger, Reorganization or Consolidation. In any case in which a transaction would result in a complete liquidation of the Company or a merger, reorganization, or consolidation of the Company with any other unrelated corporation or other entity in which the Company is not the surviving corporation or the Company becomes a wholly-owned subsidiary of another unrelated corporation or other entity (all such transactions being referred to herein as a "Reorganization"), the surviving corporation or other entity shall be required to assume the Warrant or to issue substitute warrants in place thereof which substitute warrants shall provide for terms at least as favorable to the Warrantholders as contained in this Warrant and shall provide the Warrantholder the right to acquire the kind and amount of Units and other securities and property which the Warrantholder would have owned or been entitled to receive had the Warrants been exercised immediately prior to such Reorganization.

8.   No Voting Rights. This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

9.   Notice of Transfer of Warrant or Resale of the Warrant Units.

(a)   The Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this Warrant or transferring any Warrant Units of such Holder's intention to do so, describing briefly the manner of any proposed transfer. Promptly upon receiving such written notice, the Company shall present copies thereof to the Company's counsel and to counsel to the original purchaser of this Warrant. If in the opinion of each such counsel the proposed transfer may be effected without registration or qualification (under any federal or state securities laws), the Company, as promptly as practicable, shall notify the Holder of such opinion, whereupon the Holder shall be entitled to transfer this Warrant or to dispose of Warrant Units received upon the previous exercise of this Warrant, all in accordance with the terms of the notice delivered by the Holder to the Company; provided that an appropriate legend may be endorsed on the Warrant or the certificates for such Warrant Units respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel and satisfactory to the Company to prevent further transfers which would be in violation of Section 5 of the Act, and applicable state securities laws; and provided further that the prospective transferee or purchaser shall execute such documents and make such representations, warranties, and agreements as may be reasonably required solely to comply with the exemptions relied upon by the Company or the Holder for the transfer or disposition of the Warrant or Warrant Units.

(b)   If in the opinion of counsel referred to in this Section 9, the proposed transfer or disposition of this Warrant or such Warrant Units described in the written notice given pursuant to this Section 9 may not be effected without registration or qualification of this Warrant or such Warrant Units, the Company shall promptly give written notice thereof to the Holder.

10.   Fractional Units. Fractional Units may be issued upon the exercise of this Warrant.

11.   Capitalization Adjustments.

(a) Notwithstanding anything to the contrary contained in this Warrant, in the event that the Company sells or issues Unit or rights, options, warrants or convertible securities containing the right to subscribe for, purchase or exchange into Units at a price per unit of less than US$3,982.50 (or securities convertible into Units) (the " Reduced Issue Price ") at any time prior to the closing and receipt by the Company of additional funding (following the Closing) in the net amount of at least ten million dollars ($10,000,000.00), then the Warrant Exercise Price shall automatically be reduced by multiplying the Warrant Exercise Price by a fraction, the numerator of which is the Reduced Issue Price and the denominator of which is US$3,982.50. Any adjustment contemplated by this Section 11 may be waived by consent of Holders owning of a majority of the aggregate outstanding Warrants issued pursuant to the Conversion Agreement.

(b) The Warrant Exercise Price has been established based on the assumptions (the " Capitalization Assumptions ") that, immediately prior to the issuance and funding of the Debenture, as described in the Bridge Loan Agreement, the issued and outstanding Units of the Company consisted entirely of 1111.11 Units, and (ii) except as disclosed on Schedule 11(b)(ii) attached hereto, there will be no options, warrants, subscription agreements or other rights or arrangements to acquire or issue any Unit of the Company other than the Warrants issued pursuant to said Bridge Loan Agreement. Holder understands and agrees that if, subsequent to the issue date of this Warrant, the Company reasonably determines in good faith that the Capitalization Assumptions were not true and correct, the Warrant Exercise Price and number of Warrant Units issuable upon exercise of this Warrant will be adjusted so that the total number of Warrant Units issued to and the total Warrant Exercise Price paid by all Holders, if all Warrants were exercised in full, would not exceed the number of Warrant Units or be less than the total Warrant Exercise Price that would have been issued and payable had the Capitalization Assumptions been true and correct.

12. Representations and Warranties. The Company represents and warrants to the Holder of this Warrant as follows:

(a)   This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies;

(b)   The Warrant Units have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable; and

(c)   The execution and delivery of this Warrant is not, and the issuance of the Warrant Units upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the articles of organization or other organizational documents of the Company, do not and will not contravene, in any material respect, any governmental rule or regulation, judgment or order applicable to the Company, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other person, except for the filing of notices pursuant to federal and state securities laws, which filings will be effected by the time required thereby.

13.   Notices. Notices and other communications provided for herein shall be in writing and may be given by mail, courier, confirmed telex or facsimile transmission and shall, unless otherwise expressly required, be deemed given when received or when delivery thereof is refused. In the case of Holder, such notices and communications shall be addressed to its address as shown on the books maintained by the Company unless Holder shall notify the Company that notices and communications should be sent to a different address (or telex or facsimile number) in which case such notices and communications shall be sent to the address (or telex or facsimile number) specified by Holder.

14.   Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York.

15.   General Provisions.

(a)   This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and supersedes any and all prior written or oral agreements between the parties with respect to the subject matter hereof. There are no representations, agreements, arrangements, or understandings, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth in this Agreement.

(b)   Each party to this Agreement agrees to perform such further acts and to execute and deliver such other and additional documents as may be reasonably necessary to carry out the provisions of this Agreement.

(c)   If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability shall not affect any of the other terms, provisions, covenants, or conditions of this Agreement, each of which shall be binding and enforceable.

(d)   This Agreement may not be modified, extended, renewed or substituted without an amendment or other agreement in writing signed by the parties to this Agreement.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as the date first specified above.

VYCOR MEDICAL, LLC

By:	/s/ Kenneth Coviello
Name:	Kenneth Coviello
Title:	CEO

VYCOR MEDICAL, LLC

WARRANT EXERCISE NOTICE

(TO BE SIGNED ONLY UPON EXERCISE OF WARRANT)

The undersigned Holder of the foregoing Warrant hereby irrevocably elects to exercise the right, represented by such Warrant, to purchase___________   Units of VYCOR MEDICAL, LLC and tenders herewith payment in accordance with Section 1 of said Warrant as follows:

______________ Units for CASH:	$ _____________________

Please deliver the stock certificate to the address set forth below. In addition, if the number of Units being purchased pursuant to this exercise is less than the all of the Units purchasable under this Warrant, please return to such address either (1) the Warrant marked to reflect the remaining balance of Units purchasable thereunder or (2) a newly issued Warrant in the name of the undersigned for such remaining balance of Units purchasable thereunder.

Dated: _______________________

Name of Warrant Holder: __________________________________________________________________________

Tax Identification No. or
Social Security No. of Warrant Holder: ________________________________________________________________

____________________________________________
(Signature)

Title:

NOTE: THE ABOVE SIGNATURE SHOULD CORRESPOND EXACTLY WITH THE NAME OF THE WARRANT HOLDER AS IT APPEARS ON THE FIRST PAGE OF THE WARRANT OR ON A DULY EXECUTED WARRANT ASSIGNMENT.

VYCOR MEDICAL, LLC

WARRANT ASSIGNMENT

(TO BE SIGNED ONLY UPON TRANSFER OF WARRANT)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________________________________________________________, the   assignee,   whose   address   is _________________________________, and whose tax identification or social security number is ____________________________, the right represented by the foregoing Warrant to purchase _________________________________ Units of VYCOR MEDICAL, LLC, to which the foregoing Warrant relates and appoints _________________________ attorney to transfer said right on the books of Secure Science Corporation, with full power of substitution in the premises. If the number of Units assigned is less than all of the Units purchasable under the Warrant, anew Warrant will be issued in the name of the undersigned for the remaining balance of the Units purchasable thereunder.

Dated: _____________________________________

Name of Warrant Holder/Assignor: ________________________________________
(Please print)
________________________________
(Signature)
Title:

Address of Warrant Holder/Assignor.	_________________________________________
_________________________________________
_________________________________________

Tax Identification No. or Social Security No. of
Warrant Holder/Assignor: _______________________________________________________

NOTE: THE ABOVE SIGNATURE SHOULD CORRESPOND EXACTLY WITH TH NAME OF THE WARRANT HOLDER AS IT APPEARS ON THE FIRST PAGE C THE WARRANT OR ON A DULY EXECUTED ASSIGNMENT FORM.

Schedule 11(b)(ii)

Warrant Holder	option price	units	Exercise Term

Dr. Langer	$4,000	20	TBD

Martin Magida	$2,000	10	TBD

Bob Guinta	$2,000	10	TBD

GC Advisors LLC	$4,000	12	1 year
	$6,233	12	2 years
	$8,810	12	3 year